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                                                                    EXHIBIT 99.p


                                 CODE OF ETHICS


     1. Statement of General Principles

        This Code of Ethics ("Code") expresses the policy and procedures of Arnhold and S. Bleichroeder, Inc. ("A&SB") and Arnhold and S. Bleichroeder Advisers, Inc. ("A&SB Advisers") (collectively, the "Adviser") and First Eagle Funds, First Eagle SoGen Funds, Inc. and First Eagle Sogen Variable Funds, Inc. (collectively, the "First Eagle Funds"). The Code is enforced to insure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of the Funds. Investment company personnel must at all levels act as fiduciaries, and as such must place the interests of the shareholders of the Funds before their own.

        Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Act"), makes it unlawful for certain persons, in connection with the purchase or sale of securities, to, among other things, engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a registered investment company. In compliance with Rule 17j-1, this Code contains provisions that are reasonably necessary to eliminate the possibility of any such conduct. Access Persons of Funds other than the First Eagle Funds are presumed to be subject to separate codes of ethics applicable to such other Funds and are not subject to the Code, provided that such Access Persons are not otherwise affiliated with the Adviser or the First Eagle Funds.

     2. Definitions

        "Access Person" shall mean any director, trustee, officer, general partner, or Advisory Person of the Funds or of A&SB Advisers. A director, trustee, officer, general partner, or Advisory Person of A&SB (if not also in such a position with respect to the Funds or A&SB Advisers) shall be an Access Person only if in the ordinary course of his or her business such person makes, participates in or obtains information regarding the purchase or sale of securities for the Funds or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Funds regarding the purchase or sale of securities.

        "Advisory Person" of the Funds means any employee of the Funds or the Adviser (or any company in a control relationship to the Funds or the Adviser) who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and shall include any natural person in a control relationship with the Funds or the Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

        The term "beneficial ownership" shall have the same meaning as set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to the specific provisions of that Rule, beneficial ownership generally means having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or




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otherwise, a direct or indirect pecuniary interest in a security. "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. "Indirect pecuniary interest" includes, but is not limited to, an interest in a security held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and in-laws.

        "Board" shall mean the board of directors or board of trustees of a Fund.

        "Compliance Officer" shall mean the compliance officer appointed by the Board of the applicable Fund.

        "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

        The term "Covered Security" shall mean a security defined in Section 2(a)(36) of the Act and shall include options, but shall not include direct obligations of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, other money market instruments including repurchase agreements, and shares of registered open-end investment companies.

        "Disinterested Director" of the Funds shall mean a director or trustee thereof who is not an "interested person" of the Funds within the meaning of
Section 2(a)(19) of the Act.

        "Fund" or "Funds" shall mean First Eagle Funds, First Eagle SoGen Funds, Inc. and First Eagle Sogen Variable Funds, Inc. and any other registered investment company to which the Adviser acts as adviser or subadviser.

        "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended (the "Securities Act"), by or for an issuer of such securities which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15d of the Exchange Act.

        "Investment Compliance Committee" shall mean the applicable committee appointed by the management of A&SB.

        "Investment Personnel" of the Funds or the Adviser generally includes Portfolio Managers and those persons who provide information and advice to the Portfolio Managers or who help execute the Portfolio Managers' investment decisions (e.g., securities analysts and traders) and shall also include any natural person in a control relationship with the Funds or the Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

        "Limited Offering" shall mean an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

        "Portfolio Managers" shall mean those persons who have direct responsibility and authority to make investment decisions for a Fund.


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        "Principal Underwriter" shall mean A&SB.

        The "purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     3. Prohibited Securities Transactions

        The prohibitions described below will only apply to a transaction in a Covered Security in which the designated person has, or by reason of such transaction acquires or disposes, any direct or indirect beneficial ownership in such Covered Security ("Securities Transaction").

     A. Blackout Trading Periods - Access Persons

        No Access Person shall execute a Securities Transaction on a day during which Funds in the Access Person's fund complex have a pending buy or sell order in that same Covered Security until that order is executed or withdrawn. Any profits realized on trades within the proscribed periods are required to be disgorged to a charity selected by the Adviser.

     B. Blackout Trading Periods - Portfolio Managers

        No Portfolio Manager shall buy or sell a Covered Security within seven calendar days before and after the Fund that he or she manages trades in that Covered Security. Any profits realized on trades within the proscribed periods are required to be disgorged to a charity selected by the Adviser.

     C. Ban on Short-Term Trading Profits - Investment Personnel

        Investment Personnel may not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 60 calendar days. Any profits realized on such short-term trades are required to be disgorged to a charity selected by the Adviser.

     D. Ban on Securities Purchases of an Initial Public Offering - Investment Personnel

        Investment Personnel may not acquire any securities in an Initial Public Offering.

     E. Securities Offered in a Limited Offering - Investment Personnel

        Investment Personnel may not acquire any securities in a Limited Offering without the prior written consent of the Compliance Officer. Furthermore, should written consent be given, Investment Personnel are required to disclose such investment when participating in the Fund's subsequent consideration of an investment in such issuer. In such circumstances, the Fund's decision to purchase securities of such issuer shall be subject to an independent review by the Investment Compliance Committee. Any member of such committee having a personal interest in the issuer shall disqualify himself or herself from participation in this review.


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     4. Exempted Transactions

     A. Subject to compliance with preclearance procedures in accordance with
Section 5 below, the prohibitions of Sections 3A, 3B and 3C of this Code shall not apply to:

     (i) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

     (ii) Purchases or sales of securities which are not eligible for purchase or sale by the Funds.

     (iii) Purchases or sales which are non-volitional on the part of either the Access Person or the Funds.

     (iv) Purchases which are part of an automatic dividend reinvestment plan.

     (v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (vi) Any equity securities transaction involving 500 shares or less or amounting to $10,000 or less, in the aggregate, if (i) the Access Person has no prior knowledge of transactions in such Covered Security by the Funds and (ii) if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion at the time of purchase. For purposes of calculating the number of shares or dollar amount involved in any such transaction, related transactions shall be integrated and considered to be a single transaction.

     (vii) Any fixed income securities transaction involving $50,000 principal amount or less if the Access Person has no prior knowledge of transactions in such Covered Security by the Funds.

     (viii) All other transactions contemplated by an Access Person which receive the prior approval of the Investment Compliance Committee in accordance with the preclearance procedures described in Section 5 below. Purchases or sales of a specific Covered Security may receive the prior approval of the Investment Compliance Committee because the Committee has determined that no abuse is involved and that such purchases and sales would be very unlikely to have any economic impact on the Funds or on the Fund's ability to purchase or sell such Covered Securities.

     B. The prohibition in Section 3A shall not apply to Disinterested Directors of the Funds, unless a Disinterested Director, at the time of a transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director of the Funds, should have known that the Funds had a pending buy or sell order in that same Covered Security, which order had not yet been executed or withdrawn.


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     C. A transaction by an Access Person (other than Investment Personnel)
effected during the period proscribed in Section 3A will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in good faith in accordance with the preclearance procedures described in Section 5 and without prior knowledge on the part of such Access Person of any pending Fund buy or sell order involving the same security.

     D. The prohibition in Section 3C shall not apply to profits earned from Securities Transactions in which the Covered Securities involved are not the same (or equivalent) to those owned, shorted or in any way traded by the Funds in the applicable person's fund complex during the 60 day period; provided, however, that if the Investment Compliance Committee determines that a review of Investment Personnel reported personal securities transactions indicates an abusive pattern of short-term trading, the Committee may prohibit either specific persons or all Investment Personnel from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days whether or not such Covered Security is the same (or equivalent) to that owned, shorted or in any way traded by the Funds in the applicable person's fund complex.

     5. Preclearance

        Access Persons (other than Disinterested Directors, as described below) must preclear all Securities Transactions. All requests for preclearance must be submitted to the Investment Compliance Committee. Such requests shall be made by submitting a Personal Investment Request Form, in the form annexed hereto as Appendix A. All approved orders must be executed by the close of business on the day preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

        Disinterested Directors need not preclear their personal investments in Covered Securities unless a Disinterested Director knows, or in the course of fulfilling his or her official duties as a Disinterested Director should know, that, within the most recent 15 days, any of the Funds has purchased or sold, or considered for purchase or sale, such Covered Security or is proposing to purchase or sell, directly or indirectly, any Covered Security in which the Disinterested Director has, or by reason of such Securities Transaction would acquire, any direct or indirect beneficial ownership.

     6. Reporting

     A. The Compliance Officer shall periodically identify all Access Persons subject to the Code and inform such Access Persons of their reporting and compliance obligations thereunder.

     B. Access Persons (other than Disinterested Directors) are required to direct their broker(s) to supply to the Compliance Officer on a timely basis duplicate copies of confirmations of all personal Securities Transactions and copies of periodic statements for all securities accounts, whether existing currently or to be established in the future. A sample letter for this purpose is attached as Appendix B. The Securities Transaction reports and/or duplicate confirmations should be addressed "Personal and Confidential." Compliance with this Code


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requirement will be deemed to satisfy the quarterly reporting requirements imposed on Access Persons under Rule 17j-1.

     C. A Disinterested Director shall report to the Compliance Officer, no later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, the information required in Appendix C hereto with respect to any Securities Transaction in which such Disinterested Director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in a Covered Security that such Disinterested Director knew, or in the course of fulfilling his or her official duties as a director should have known, during the 15-day period immediately preceding or after the date of the Securities Transaction by the Disinterested Director, to have been purchased or sold by the Funds or considered for purchase or sale by the Funds. With respect to those transactions executed through a broker, a Disinterested Director of the Funds may fulfill this requirement by directing the broker(s) to transmit to the Compliance Officer a duplicate of confirmations of such transactions, and copies of the statements of such brokerage accounts, whether existing currently or to be established in the future. The transaction reports and/or duplicates should be addressed "Personal and Confidential" and submitted to the Compliance Officer and may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates. Securities Transactions effected for any account over which a Disinterested Director does not have any direct or indirect influence or control, or which is managed on a discretionary basis by a person other than the Disinterested Director and with respect to which such Disinterested Director does not in fact influence or control such transactions, need not be reported.

     D. Whenever a person designated as Investment Personnel recommends that the Funds purchase or sell a Covered Security, he or she shall disclose to the person to whom the recommendation is made, as well as to the Compliance Officer, whether he or she presently owns such Covered Security, or whether he or she is considering the purchase or sale of such Covered Security.

     E. Not later than ten days after a person becomes an Access Person, and thereafter on an annual basis Access Persons (other than Disinterested Directors) will disclose all personal securities holdings and all their accounts with any broker or dealer. On an annual basis Access Persons (other than Disinterested Directors) will be sent a copy of the list of such Access Person's securities accounts in which he or she has a beneficial ownership interest to verify its accuracy and make any necessary additions or deletions. The Access Person shall immediately notify the Compliance Officer upon establishing any account with a securities or derivatives broker or dealer.

     F. All personal matters discussed with the Compliance Officer, or members of the Investment Compliance Committee, and all preclearance materials, confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by the Boards of the Funds and the Adviser and by the appropriate regulatory agencies.


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     7. Annual Certification

        On an annual basis Access Persons will be sent a copy of this Code for their review. Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto. Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to this Code. A sample of the certification is attached as Appendix D.

     8. Confidential Status of the Fund's Portfolio

        The current portfolio positions of the Funds managed, advised and/or administered by the Adviser and current portfolio transactions, programs and analyses must be kept confidential.

        If non-public information regarding the Fund's portfolio should become known to any Access Person, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

     9. Material Non-Public Information

        No Access Person may purchase or sell any Covered Security, or be involved in any way in the purchase or sale of a Covered Security, while in possession of material nonpublic information about the Covered Security or its issuer, regardless of the manner in which such information was obtained. This prohibition covers transactions for clients, as well as transactions for personal accounts.

        Furthermore, no Access Person possessing material non-public information may disclose such information to any person other than the Compliance Officer, except to the extent authorized by the Compliance Officer. Disclosing non-public material information to others is known as "tipping" and is prohibited. An Access Person who believes that he or she is in possession of material non-public information should promptly contact the Compliance Officer to discuss the issue and should take appropriate steps (e.g., sealing files, limiting computer access) to secure such information.

        Material information is information which an investor would consider important in making an investment decision and which would substantially affect the market price of a security if disclosed. Non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation.

     10. Gifts - Investment Personnel

        Investment Personnel may not receive any gift or other benefit (including entertainment) of more than de minimis value from any person or entity that does business with or on behalf of the Funds. For purposes of this Code, "more than de minimis value" shall mean any gift in excess of a value of $100 per year.


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     11. Services as a Director in a Publicly Traded Company - Investment
Personnel

         Investment Personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Board(s) of the applicable Fund(s), based upon a determination that the board service would be consistent with the interests of the Fund(s) and its/their shareholders. When such authorization is provided, the Investment Personnel serving as a director will be isolated from making investment decisions with respect to the pertinent company through "Chinese Wall" or other procedures.

     12. Outside Employment

         No Access Person may render investment advice to persons other than the Adviser's clients, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved by the Adviser. All transactions for such outside advisory clients of the Access Person are subject to the substantive restrictions of Sections 3 and 4 above and the reporting and pre-clearance requirements of Sections 5 and 6 above.

     13. Compliance Review

         The Compliance Officer shall compare the reported personal Securities Transactions with completed and contemplated portfolio transactions of the Funds to determine whether a violation of this Code may have occurred. The Compliance Officer shall bring any questionable transactions to the attention of the Investment Compliance Committee. Before making any determination that a violation has been committed by any person, the Investment Compliance Committee shall give such person an opportunity to supply additional information regarding the Securities Transaction in question.

     14. Sanctions

         The Board of each Fund and the Board of Directors of the Adviser will be informed of Code violations of this Code on a quarterly basis and the relevant Board may impose such sanctions as they deem appropriate, including inter alia, a letter of censure or suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from a Securities Transaction done in violation of this Code.

     15. Board Review

         The Board of each Fund shall annually receive a copy of the existing Code, along with a list of recommendations, if any, to change the existing Code based upon experience, evolving industry practices or developments in applicable laws or regulations. No less frequently than annually, the Compliance Officer shall submit to the Board of each Fund a written report that:

     (A) Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or its procedures and sanctions imposed in response to the material violations; and,


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     (B) Certifies that the Funds, and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

     16. Recordkeeping

         The Compliance Officer shall maintain, at the Funds' and the Adviser's principal place of business, the following record and shall make these records available to the Securities and Exchange Commission and its representatives:

         A. A copy of each Code in effect during the past five years.

         B. A record of any violation and the actions taken in response thereto during the past five years.

         C. A copy of each Access Person's reports.

         D. A record of all Access Persons.

         E. A copy of the written reports to the Board(s).

         F. A record of the reasons for preapproving any purchase of securities issued in an Initial Public Offering or Limited Offering.


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                                                                      Appendix A


This trade approval request is the form used on A&SB's intranet website. All Securities Transactions should receive preclearance through the intranet site.

Trade Approval Request

To:      Investment Compliance Committee


From:
     ------------------------------------------------

Date:
     ------------------------------------------------

Permission is requested to (BUY)/(SELL) _________________________________ shares of ______________________________________________________________________.


The securities (ARE)/(ARE NOT) being purchased as part of an Initial Public Offering or Limited Offering.


The trade is to be executed at  (ASB) / (Other Firm:___________________________)


         I have no material, non-public information regarding the above referenced security. I have checked our trading desk to ensure that there are no pending customer orders.


         Employee Signature:____________________________


Note: This form will not be approved without the employee first signing. Filling out this form is the responsibility of the person requesting approval, not the person granting approval!


Approved By:___________________________________    Date:________________________


         Trades may only be made on the date that approval is granted.





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                                                                      Appendix B


                                                                            Date

XYZ Broker Dealer


Re:

Dear Sir/Madam:

Please accept this letter as permission, pursuant to NYSE Rule 407, to allow __________, an employee of our firm, to maintain an account(s) with your firm.

In regards to the above, please send duplicate confirmations and statements on all transactions to the following:


                       Arnhold and S. Bleichroeder, Inc.
                       Ms. Tracy L. Saltwick
                       Senior Vice President
                       1345 Avenue of the Americas
                       New York, New York 10105-4300

Thank you for your prompt attention to this matter.


                                   Sincerely,

                                   ARNHOLD AND S. BLEICHROEDER, INC.



                                   By:
                                       -----------------------------------------





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                                                                      Appendix C


Information required to be reported:


(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) The price of the Covered Security at which the transaction was effected;

(4) The name of the broker, dealer or bank with or through which the transaction was effected; and

(5) The date that the report is submitted by the Access Person.




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                                                                      Appendix D


                                  Certification



I hereby certify that:

o I have received a current copy of the Code of Ethics, and have read and understand the Code.

o I recognize that I am subject to the Code and certify that have complied with the requirements of the Code.

o I have disclosed or reported all my personal securities transactions and holdings required to be disclosed or reported pursuant to this Code.



                                             -----------------------------------
                                             Name:



                                             Date:
                                                  ------------------------------